U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                      FORM 4
                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

                               VA Partners, LLC
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(Last)                             (First)                             (Middle)

                        One Maritime Plaza, Suite 1400
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(Street)

San Francisco                        CA                                   94111
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(City)                            (State)                                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

                          Insurance Auto Auctions, Inc. - (IAAI)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Day/Year

                               OCTOBER 31, 2002
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [X] Director                              [X] 10% Owner
   [_] Officer (give title below)            [_] Other (specify below)
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7. Individual or Joint/Group Filing (Check applicable line)

[ ] Form filed by one Reporting Person
[X] Form filed by more than one Reporting Person
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Table I -- Non-Derivative Securities Acquired, Disposed of,
or Beneficially Owned
=====================================================================


                                                                                                          6.
                                                           4.                       5.                    Owner-
                                                           Securities Acquired (A)  Amount of             ship
                                              3.           or Disposed of (D)       Securities            Form:     7.
                                              Transaction  (Instr. 3, 4 and 5)      Beneficially          Direct    Nature of
                   2.           2A. Deemed    Code         ------------------------ Owned Following       (D) or    Indirect
1.                 Transaction  Execution     (Instr. 8)                (A)         Reported Transaction  Indirect  Beneficial
Title of Security  Date         Date, if any  ------------    Amount    or   Price  (Instr. 3             (I)       Ownership
(Instr. 3)         (mm/dd/yy)   (mm/dd/yy)    Code      V               (D)         and 4)               (Instr.4) (Instr. 4)
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Common Stock       10/31/02                    P            122,900      A   16.04   2,047,357(1)(2)(3)     I       (1)(2)
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Common Stock       11/01/02                    P             4,100       A   15.76   2,051,457(1)(2)(3)     I       (1)(2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person, see Instruction
 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                            (Over)
                                       SEC 1474 (3-00)

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                             10.
                                                                                                   9.       Owner-
                                                                                                   Number   ship
                                                                                                   of       Form
             2.                                                                                    Deriv-   of
             Conver-                    5.                             7.                          ative    Deriv-   11.
             sion                       Number of                      Title and Amount            Secur-   ative    Nature
             or                         Derivative   6.                of Underlying      8.       ities    Secur-   of
             Exer-             4.       Securities   Date              Securities         Price    Bene-    ity:     In-
             cise     3.       Trans-   Acquired (A) Exercisable and   (Instr. 3 and 4)   of       ficially Direct   direct
             Price    Trans-   action   or Disposed  Expiration Date   ----------------   Deriv-   Owned    (D) or   Bene-
1.           of       action   Code     of(D)        (Month/Day/Year)             Amount  ative    at End   In-      ficial
Title of     Deriv-   Date     (Instr.  (Instr. 3,   ----------------             or      Secur-   of       direct   Owner-
Derivative   ative    (Month/  8)       4 and 5)     Date     Expira-             Number  ity      Month    (I)      ship
Security     Secur-   Day/     ------   ------------ Exer-    tion                of      (Instr.  (Instr.  (Instr.  (Instr.
(Instr. 3)   ity      Year)    Code V    (A)   (D)   cisable  Date     Title      Shares  5)       4)       4)       4)
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Explanation of Responses:

(1)As General Partner and Investment Manager of ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P., and ValueAct Capital International, Ltd.

(2) Jeffrey W. Ubben and Peter H. Kamin are directors of Insurance Auto Auctions, Inc. and Managing Members of VA Partners, LLC, the General Partner. These securities are beneficially owned by Jeffrey W. Ubben, George F. Hamel, Jr., and Peter H. Kamin as Managing Members, Principal Owners and Controlling Persons of VA Partners, LLC.

(3) Includes 58,457 shares owned directly by Peter H. Kamin.


VALUEACT CAPITAL PARTNERS, L.P., BY
VA PARTNERS, L.L.C., ITS GENERAL PARTNER

By: /s/ George F. Hamel, Jr.                          11/04/02
   -----------------------------------------       ----------------
   George F. Hamel, Jr.                                Date
   Managing Member
   **Signature of Reporting Person

VALUEACT CAPITAL PARTNERS II, L.P., BY
VA PARTNERS, L.L.C., ITS GENERAL PARTNER

By: /s/ George F. Hamel, Jr.                          11/04/02
   -----------------------------------------       ----------------
   George F. Hamel, Jr.                                Date
   Managing Member
   **Signature of Reporting Person

VALUEACT CAPITAL INTERNATIONAL, LTD., BY
VA PARTNERS, L.L.C., ITS INVESTMENT MANAGER

By: /s/ George F. Hamel, Jr.                          11/04/02
   -----------------------------------------       ----------------
   George F. Hamel, Jr.                                Date
   Managing Member
   **Signature of Reporting Person


                                          PAGE 3 OF 5
VA PARTNERS, L.L.C.


By: /s/ George F. Hamel, Jr.                          11/04/02
   ------------------------------------------      ----------------
   George F. Hamel, Jr.                                Date
   Managing Member
   **Signature of Reporting Person


By: /s/ Jeffrey W. Ubben                             11/04/02
   -----------------------------------------       ----------------
   Jeffrey W. Ubben                                    Date
   **Signature of Reporting Person


By: /s/ George F. Hamel, Jr.                         11/04/02
   ------------------------------------------      ----------------
   George F. Hamel, Jr.                                Date
   **Signature of Reporting Person


By: /s/ Peter H. Kamin                               11/04/02
---------------------------------------------      -----------------
   Peter H. Kamin                                      Date
   **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Joint Filer Information

Name: ValueAct Capital Partners, L.P.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol: Insurance Auto Auctions, Inc. - (IAAI)
Statement for Month/Year: November 2002

Name: ValueAct Capital Partners II, L.P.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol: Insurance Auto Auctions, Inc. - (IAAI)
Statement for Month/Year: November 2002

Name: ValueAct Capital International, Ltd.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol: Insurance Auto Auctions, Inc. - (IAAI)
Statement for Month/Year: November 2002

Name: Jeffrey W. Ubben
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol: Insurance Auto Auctions, Inc. - (IAAI)
Statement for Month/Year: November 2002

Name: George F. Hamel, Jr.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol: Insurance Auto Auctions, Inc. - (IAAI)
Statement for Month/Year: November 2002

Name: Peter H. Kamin
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol: Insurance Auto Auctions, Inc. - (IAAI)
Statement for Month/Year: November 2002

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